Exhibit 99.1

[CELLSTAR LOGO]

FOR IMMEDIATE RELEASE	No. 2004-10

CELLSTAR ANNOUNCES LOWER THAN EXPECTED FIRST QUARTER

EARNINGS; SCHEDULES EARNINGS RELEASE AND CONFERENCE CALL

CARROLLTON, TEXAS, April 5, 2004—CellStar Corporation (NASDAQ: CLST) executives today stated that a preliminary estimate of the first quarter indicates that earnings will be below analyst expectations of $0.20 per share. Although first quarter revenues and profit in the Company’s Asia Pacific region were strong, revenues and profits in the U.S were down as a result of a slowdown in shipments to regional carrier customers coupled with pricing pressures on certain product lines. Revenues in the Company’s U.S. region were down approximately $35.0 million compared to the fourth quarter of last year and approximately $14.0 million compared to the first quarter of 2003. As a result, the Company expects its earnings to be in the $0.10 to $0.12 per share range.

“The results in our U.S. region this quarter were disappointing,” said Chief Executive Officer Terry S. Parker. “Due to planned promotions during the holiday season, shipments to our regional carriers in the U.S. during the fourth quarter were heavy, however the sell thru was less than expected causing some inventory build at the carrier level that resulted in soft shipments for us in the first quarter. We also experienced some pricing pressure on certain product lines in our dealer agent channel.”

The Company plans to release to the wire services its first quarter operating results after the market closes on Wednesday, April 14, 2004, followed by a conference call on the morning of April 15, 2004.

The full text of the press release for the first quarter operating results will be available over First Call and on our web site, www.cellstar.com, after the wire services have published the press release. After the release has been issued, CellStar Investor Relations will not be able to return phone calls until the conclusion of the conference call on April 15th.

For those investors who wish to listen to the conference call, the following information is provided:

CONFERENCE CALL – THURSDAY, April 15, 2004

11:00 a.m.	EASTERN	9:00 a.m.	MOUNTAIN
10:00 a.m.	CENTRAL	8:00 a.m.	PACIFIC

To participate in the call, please dial: 877-381-5128 – Domestic

Please plan on calling the conference center at least 10 minutes before start time to avoid last minute congestion that may cause you to miss some of the prepared remarks at the beginning of the call. The actual conference call will last approximately 1 hour. Members of the media are again invited to listen to the live conference. Questions, however, will be taken only from members of the investment community.

Investors will have the opportunity to listen to the conference call via the link on CellStar’s Investor Relations web site, and over the Internet through PR Newswire at http://www.firstcallevents.com/service/ajwz403180388gf12.html. This call will also be directly available from the Bloomberg Professional Service, www.bloomberg.com and over the First Call Network. To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available for 30 days after the conclusion of the call through the CellStar Investor Relations web site or through PR Newswire. Replay will also be available one hour after the conclusion of the call until 6:00 p.m. on Thursday, April 22nd by dialing 800-642-1687 (Domestic) and entering the reservation number 6540745.

About CellStar

CellStar Corporation is a leading global provider of value added logistics and distribution services to the wireless communications industry, with operations in Asia-Pacific, North America and Latin America. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. In many of its markets, CellStar provides activation services that generate new subscribers for its wireless carrier customers. For the year ended November 30, 2003, the Company generated revenues of $1.8 billion. Additional information about CellStar may be found on its Web site at www.cellstar.com.

This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. CellStar’s actual results may vary materially from anticipated results expressed in this news release.

Contact: Sherrian Gunn 972-466-5031

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